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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Sipex Corporation


We consent to the incorporation by reference in the registration statements (No.s 333-61650 and 333-73880) on Form S-8 and the registration statement (No. 333-61562) on Form S-3 of Sipex Corporation of our report dated March 29, 2002, relating to the consolidated balance sheets of Sipex Corporation as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Sipex Corporation.


                                              /s/ KPMG LLP

Boston, Massachusetts
April 1, 2002